Exhibit 4.10

EXECUTION COPY

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of August 3, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and between Globant, LLC, a Delaware limited liability company (together with its successors and assigns, the “Grantor”) and HSBC Bank USA, N.A., as Administrative Agent (in such capacity, and together with any successor in such capacity, the “Administrative Agent”), for the benefit of the Secured Parties.

The Borrower, the Lenders party thereto from time to time and the Administrative Agent are parties to that certain Credit Agreement, dated as of August 3, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for the making of extensions of credit and other financial accommodations to the Borrower.

To induce the Lenders to enter into the Credit Agreement and to extend credit and other financial accommodations thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor has agreed to grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as defined in the Credit Agreement). Accordingly, the parties hereto agree as follows:

ARTICLE I
Definitions; Terms Generally; Etc.

Section 1.1           Definitions. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Section 1.2           Certain Uniform Commercial Code Terms. As used herein, the terms “Accession”, “Account”, “As-Extracted Collateral”, “Chattel Paper”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, ”Letter of Credit Right”, “Payment Intangible”, “Proceeds”, “Promissory Note”, “Software” and “Tangible Chattel Paper” have the respective meanings set forth in Article 9 of the NYUCC, and the terms “Certificated Security”, “Entitlement Holder”, “Financial Asset”, “Instruction”, “Securities Account”, “Security”, “Security Certificate”, “Security Entitlement”, “Supporting Obligation” and “Uncertificated Security” have the respective meanings set forth in Article 8 of the NYUCC.

Section 1.3           Additional Definitions. In addition, as used herein:

“Collateral” has the meaning set forth in Article III.

“Contingent Secured Obligations” means obligations of the Grantor in respect of (a) acceptances created for the benefit of the Grantor by any Secured Party under any Loan Document, and (b) any other claim that may be payable to any Secured Party by the Grantor under any Loan Document that is not yet due and payable.

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“Excluded Accounts” means (a) Deposit Accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the Internal Revenue Service or state or local government agencies with respect to current or former employees of any one or more of the Grantors and (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 25 10.3-102 on behalf of or for the benefit of employees of one or more Grantors or amounts used for workers’ compensation and similar expenses of one or more Grantors, (b) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll accounts, trust accounts, social security accounts, any other fiduciary accounts and insurance accounts and (c) certain other Deposit Accounts or Securities Accounts of a Grantor, as the Administrative Agent shall determine in its sole and absolute discretion.

“Grantor” has the meaning set forth in the preamble hereto.

“Initial Pledged Shares” means the Shares of each Issuer beneficially owned by the Grantor on the date hereof and identified in Annex III (Part A).

“Issuers” means, collectively, (a) the respective Persons identified on Annex III (Part A) under the caption “Issuer”, (b) any other Person that shall at any time be a Subsidiary of the Grantor, and (c) the issuer of any equity securities hereafter owned by the Grantor.

“Motor Vehicles” means motor vehicles, tractors, trailers and other like property, if the title thereto is governed by a certificate of title or ownership.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Pledged Shares” means, collectively, (a) the Initial Pledged Shares and (b) all other Shares of any Issuer (subject to the last paragraph of Article III) now or hereafter owned by the Grantor, together in each case with (i) all certificates representing the same, (ii) all shares, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of the Pledged Shares, or resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Shares, and (iii) without prejudice to any provision of any of the Loan Documents prohibiting any merger or consolidation by an Issuer, all Shares of any successor entity of any such merger or consolidation.

“Shares” means shares of capital stock of a corporation, limited liability company interests, partnership interests and other ownership or equity interests of any class in any Person (regardless of whether such interests constitute “securities” or “general intangibles” under applicable law).

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ARTICLE II
REPRESENTATION AND WARRANTIES

The Grantor represents and warrants to the Administrative Agent and the other Secured Parties on and as of the date hereof that:

Section 2.1           Organizational Matters; Enforceability, Etc.

(a)          The Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The execution, delivery and performance of this Agreement, and the grant of the security interests pursuant hereto, (i) are within the Grantor’s powers and have been duly authorized by all necessary limited liability company action, (ii) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (1) such as have been obtained or made and are in full force and effect and (2) filings and recordings in respect of the security interests created pursuant hereto, (iii) will not violate any Applicable Law or the charter, by-laws or other organizational documents of the Grantor or any order of any Governmental Authority binding upon the Grantor or its property, (iv) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Grantor or any of its assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (v) except for the security interests created pursuant hereto, will not result in the creation or imposition of any Lien on any asset of the Grantor.

(b)          This Agreement has been duly executed and delivered by the Grantor and constitutes, a legal, valid and binding obligation of the Grantor, enforceable against the Grantor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)          Neither the Grantor nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 2.2           Title. The Grantor is the sole beneficial owner of the Collateral and no Lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person) other than (a) the security interest created or provided for herein, which security interest constitutes a valid first and prior perfected Lien on the Collateral, and (b) the Liens expressly permitted by the Loan Documents.

Section 2.3           Names; Filing Details; Etc. The full and correct legal name, type of organization, jurisdiction of organization and mailing address of the Grantor as of the date hereof are correctly set forth in Annex I. Annex I correctly specifies (a) the place of business of the Grantor or, if the Grantor has more than one place of business, the location of the chief executive office of the Grantor and (b) each location where any financing statement naming the Grantor as debtor is currently on file. The financing statements containing the description of the Collateral that have been prepared for filing in the office specified in Annex I hereto constitute all the filings and recordations that are, as of the Effective Date, necessary to publish notice of and

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protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Collateral in which a security interest may be perfected by filing such financing statements.

Section 2.4           Changes in Circumstances. The Grantor has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the NYUCC), (b) within the period of five years prior to the date hereof, except as specified in Annex I, heretofore changed its name, or (c) within five years prior to the date hereof, except as specified in Annex II, heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person.

Section 2.5           Pledged Shares.

(a)          The Initial Pledged Shares constitute (i) 100% of the issued and outstanding Shares of each Issuer that is a Domestic Subsidiary and Foreign Subsidiary that is not a CFC, in each case, beneficially owned by the Grantor on the date hereof (other than any Shares held in a Securities Account referred to in Annex IV), whether or not registered in the name of the Grantor and (ii) in the case of each Issuer that is a Foreign Subsidiary that is a CFC, (A) 65% of the issued and outstanding shares of voting stock of such Issuer and (B) 100% of all other issued and outstanding shares of capital stock of whatever class of such Issuer beneficially owned by the Grantor on the date hereof, in each case whether or not registered in the name of the Grantor. Annex III (Part A) correctly identifies, as at the date hereof, the respective Issuers of the Initial Pledged Shares and (in the case of any corporate Issuer) the respective class and par value of such Shares and the respective number of such Shares (and registered owner thereof) represented by each such certificate.

(b)          The Initial Pledged Shares are, and all other Pledged Shares in which the Grantor shall hereafter grant a security interest pursuant to Article III will be, (i) duly authorized, validly existing, fully paid and non-assessable (in the case of any Shares issued by a corporation) and (ii) duly issued and outstanding (in the case of any Shares in any other entity), and none of such Pledged Shares are or will be subject to any contractual restriction, or any restriction under the organizational documents of the respective Issuer thereof, upon the transfer of such Pledged Shares (except for any such restriction contained herein or in the Loan Documents, or under such organizational documents).

Section 2.6           Promissory Notes. Annex III (Part B) sets forth a complete and correct list of all Promissory Notes (other than any held in a Securities Account referred to in Annex IV) held by the Grantor on the date hereof having an aggregate principal amount in excess of $500,000.

Section 2.7           Deposit Accounts, Securities Accounts and Commodity Accounts. Annex IV sets forth a complete and correct list of all Deposit Accounts, Securities Accounts and Commodity Accounts of the Grantor on the date hereof.

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Section 2.8           Commercial Tort Claims. Annex V sets forth a complete and correct list of all commercial tort claims of the Grantor in existence on the date hereof in an amount in excess of $100,000.

ARTICLE III
Collateral

As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, the Grantor hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of the Grantor’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by the Grantor or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Article III being collectively referred to herein as “Collateral”):

(a)          all Accounts:

(b)          all As-Extracted Collateral;

(c)          all Chattel Paper;

(d)          all Deposit Accounts;

(e)          all Documents;

(f)           all Equipment;

(g)          all Fixtures;

(h)          all General Intangibles;

(i)           all Goods not covered by the other clauses of this Article III;

(j)           the Pledged Shares;

(k)          all Instruments, including all Promissory Notes;

(l)          all Inventory;

(m)         all Investment Property not covered by other clauses of this Article III, including all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts;

(n)          all Letter of Credit Rights;

(o)          all commercial tort claims, as defined in Section 9-102(a)(13) of the NYUCC, arising out of the events described in Annex V;

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(p)          all other tangible and intangible personal property whatsoever of the Grantor (excluding, for the avoidance of doubt, Intellectual Property); and

(q)          all Proceeds of any of the Collateral, all Accessions to and substitutions and replacements for, any of the Collateral, and all offspring, rents, profits and products of any of the Collateral, and, to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Grantor or any computer bureau or service company from time to time acting for the Grantor),

IT BEING UNDERSTOOD, HOWEVER, that the security interest created by this Agreement shall not extend to and the terms “Collateral” and other terms defining the components of the Collateral in the foregoing clauses (a) through (q) shall not include, and none of the representations, warranties, covenants or any other provisions herein or in any other Loan Document shall be deemed to apply to, any of the following: (A) in the case of any of the foregoing that consists of general or limited partnership interests in a general or limited partnership or limited liability company to the extent the security interest granted herein is prohibited by the applicable organizational instrument pursuant to which such partnership or limited liability company is formed; (B) any lease, license, contract, property rights or agreement to which the Grantor is a party (or to any of its rights or interests thereunder) if the grant of such security interest (i) would constitute or result in either (x) the abandonment, invalidation or unenforceability of any right, title or interest of the Grantor therein or (y) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement, (ii) requires consent, approval, license or authorization from any Governmental Authority or any other Person, or (iii) is prohibited by or is a violation of any Applicable Law (in each case other than to the extent that any such term would be rendered ineffective by Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect in the relevant jurisdiction); (C) the voting stock of any Issuer that is a Foreign Subsidiary that is a CFC in excess of 65% of the aggregate issued and outstanding voting stock of such Issuer; (D) any lease, license or other agreement or any property or rights of the Grantor subject to a purchase money security interest, capital lease obligation or similar arrangements (including permitted refinancings thereof), in each case, to the extent permitted under the Loan Documents, if and for so long as the agreement pursuant to which such Lien is granted (or the document providing such capital lease or similar arrangements) prohibits, or requires the consent of any Person (other than any Loan Party) as a condition to, the creation of any other Lien with respect to such lease, license, other agreement, property or rights unless such consent has been received and is in effect; and (E) any Excluded Accounts.

ARTICLE IV
Further Assurances; Remedies.

In furtherance of the grant of the security interest pursuant to Article III, the Grantor hereby agrees with the Administrative Agent and the other Secured Parties as follows:

Section 4.1           Delivery and Other Perfection. The Grantor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers

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as may be necessary or desirable in the judgment of the Administrative Agent, to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto or to enable the Administrative Agent to exercise and enforce its rights on behalf of the Secured Parties hereunder with respect to such security interest, and without limiting the foregoing, shall:

(a)          if any of the Pledged Shares, Investment Property or Financial Assets constituting part of the Collateral are received by the Grantor, forthwith take such action as the Administrative Agent, may reasonably deem necessary or appropriate to duly record or otherwise perfect the security interest created hereunder in such Collateral;

(b)          promptly upon the reasonable request from the Administrative Agent, deliver to the Administrative Agent any and all Instruments constituting part of the Collateral, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent, may request; provided that (other than in the case of the promissory notes described in Annex III (Part B)) so long as no Event of Default shall have occurred and be continuing, the Grantor may retain for collection in the ordinary course any Instruments received by the Grantor in the ordinary course of business and the Administrative Agent shall, promptly upon request of the Grantor, make appropriate arrangements for making any Instrument delivered by the Grantor available to the Grantor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent requested by the Administrative Agent, against trust receipt or like document);

(c)          promptly upon the reasonable request of the Administrative Agent, enter into such control agreements, each in form and substance reasonably acceptable to the Administrative Agent, as may be required to perfect the security interest created hereby in any and all Deposit Accounts and Securities Accounts to the extent permitted by Applicable Law;

(d)          promptly upon request of the Administrative Agent, (i) maintain all Electronic Chattel Paper in excess of $50,000 so that the Administrative Agent has control of such Electronic Chattel Paper in the manner specified in Section 9-105 of the Uniform Commercial Code of the applicable jurisdiction and (ii) obtain the consent of the issuer to an assignment of proceeds of the applicable letter of credit with respect to any Letter of Credit Rights not constitution Supporting Obligation and are in excess of $50,000, and will promptly furnish to the Administrative Agent true copies thereof;

(e)          keep books and records relating to the Collateral, which shall be full and accurate in all material respects, and stamp or otherwise mark such books and records in such manner as the Administrative Agent may reasonably require in order to reflect the security interests granted by this Agreement; and

(f)           permit representatives designated by the Administrative Agent or any Secured Party, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at the expense of the Grantor and at such reasonable times and as often as reasonably requested; provided that when a Default exists the Administrative Agent or any Secured Party (or any of their respective representatives) may do

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any of the foregoing at the expense of the Grantor at any time during normal business hours and without advance notice; provided, further, that unless an Event of Default shall have occurred and be continuing, the Grantor shall have been afforded a reasonable opportunity to be present at any such discussion.

Notwithstanding anything to the contrary herein or in any other Loan Document, the Grantor shall not be required to (i) take any collateral perfection action other than the filing of Uniform Commercial Code financing statements or (ii) bear the costs or expenses of any collateral perfection other than as described in clause (i), in each case, except following the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default.

Section 4.2           Other Financing Statements or Control. Except as otherwise permitted under the Loan Documents, the Grantor shall not (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Administrative Agent is not named as the sole secured party, except for any filing or instrument made in connection with any Liens permitted by the Loan Documents or (b) cause or permit any Person other than the Grantor or the Administrative Agent to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) of any Deposit Account, Electronic Chattel Paper, or Investment Property or Letter of Credit Right constituting part of the Collateral.

Section 4.3           Preservation of Rights. The Administrative Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

Section 4.4           Special Provisions Relating to Certain Collateral.

(a)          Pledged Shares.

(i)          The Grantor will cause the Pledged Shares to constitute at all times (1) 100% of the total number of Shares of each Issuer that is a Domestic Subsidiary and a Foreign Subsidiary that is not a CFC, then issued and outstanding owned by the Grantor and (2) in the case of each Issuer that is a Foreign Subsidiary that is a CFC, 65% of the total number of Shares of voting stock of such Issuer and 100% of the total number of Shares of all other classes of capital stock of such Issuer then issued and outstanding owned by the Grantor.

(ii)         So long as no Event of Default shall have occurred and be continuing, the Grantor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes not inconsistent with the terms of this Agreement, the Loan Documents or any other instrument or agreement referred to herein or therein; and the Administrative Agent shall execute and deliver to the Grantor or cause to be executed and delivered to the Grantor all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Grantor may reasonably request for the purpose of enabling the Grantor to exercise the rights and powers that it is entitled to exercise pursuant to this Section 4.4(a)(ii).

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(iii)        Unless and until an Event of Default shall have occurred and be continuing, the Grantor shall be entitled to receive and retain any dividends, distributions or proceeds on the Pledged Shares paid in cash out of earned surplus.

(iv)        If an Event of Default shall have occurred and be continuing, whether or not the Administrative Agent exercises any available right to declare any Secured Obligations due and payable or seeks or pursues any other relief or remedy available to it under Applicable Law or under this Agreement, the Loan Documents or any other agreement relating to such Secured Obligation, all dividends and other distributions on the Pledged Shares shall be paid directly to the Administrative Agent, for the benefit of the Secured Parties, and retained by it in a cash collateral account as part of the Collateral, subject to the terms of this Agreement, and, if the Administrative Agent shall so request in writing, the Grantor agrees to execute and deliver to the Administrative Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Administrative Agent shall, upon request of the Grantor (except to the extent theretofore applied to the Secured Obligations), be returned by the Administrative Agent to the Grantor.

(b)          Chattel Paper. The Grantor will cause each original of each item of Chattel Paper at any time constituting part of the Collateral, and (ii) cause each such original and each copy thereof to bear a conspicuous legend, in form and substance reasonably satisfactory to the Administrative Agent, indicating that such Chattel Paper is subject to the security interest granted hereby and that purchase of such Chattel Paper by a Person other than the Administrative Agent without the consent of the Administrative Agent would violate the rights of the Administrative Agent.

Section 4.5           Remedies.

(a)          Rights and Remedies Generally upon an Event of Default. If an Event of Default shall have occurred and is continuing, the Administrative Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the NYUCC (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the Applicable Law in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by Applicable Law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner thereof (and the Grantor agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing, the Administrative Agent may in each case, at any time after the occurrence and during the continuation of an Event of Default:

(i)          in its name or in the name of the Grantor or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

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(ii)         make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(iii)        require the Grantor to notify (and the Grantor hereby authorizes the Administrative Agent so to notify) each account debtor in respect of any Account, Chattel Paper or General Intangible, and each obligor on any Instrument, constituting part of the Collateral that such Collateral has been assigned to the Administrative Agent hereunder, and to instruct that any payments due or to become due in respect of such Collateral shall be made directly to the Administrative Agent or as it may direct (and if any such payments, or any other Proceeds of Collateral, are received by the Grantor they shall be held in trust by the Grantor for the benefit of the Administrative Agent and as promptly as possible remitted or delivered to the Administrative Agent for application as provided herein);

(iv)        require the Grantor to assemble the Collateral at such place or places, reasonably convenient to the Administrative Agent and the Grantor, as the Administrative Agent may direct;

(v)         apply any cash collateral account and any money or other property therein to payment of the Secured Obligations;

(vi)        require the Grantor to cause the Pledged Shares to be transferred of record into the name of the Administrative Agent or its nominee (and the Administrative Agent agrees that if any of such Pledged Shares is transferred into its name or the name of its nominee, the Administrative Agent will thereafter promptly give to the Grantor copies of any notices and communications received by it with respect to such Pledged Shares); and

(vii)       sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Administrative Agent or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by Applicable Law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Grantor, any such demand, notice and right or equity being hereby expressly waived and released. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

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The Proceeds of each collection, sale or other disposition under this Section 4.5, including by virtue of the exercise of any license granted to the Administrative Agent in Section 4.4(b), shall be applied in accordance with Section 4.9.

(b)          Certain Securities Act Limitations. The Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Secured Parties than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

(c)          Notice. The Grantor agrees that to the extent the Administrative Agent is required by Applicable Law to give reasonable prior notice of any sale or other disposition of any Collateral, ten (10) Business Days’ notice shall be deemed to constitute reasonable prior notice.

Section 4.6           Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 4.5 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Grantor shall remain liable for any deficiency.

Section 4.7           Locations; Names, Etc. Without at least thirty (30) days’ prior written notice to the Administrative Agent, the Grantor shall not (i) change its location (as defined in Section 9-307 of the NYUCC), (ii) change its name from the name shown as its current legal name on Annex I, or (iii) agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one Uniform Commercial Code category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) over such item of Collateral.

Section 4.8           Private Sale. The Administrative Agent shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 4.5 conducted in a commercially reasonable manner. The Grantor hereby waives any claims against the Administrative Agent or any Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

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Section 4.9           Application of Proceeds. Except as otherwise expressly provided herein, the Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Administrative Agent under this Article IV, shall be applied by the Administrative Agent in accordance with Section 7.2 of the Credit Agreement.

For purposes hereof, whenever this Agreement contemplates that cash collateral shall be provided for Contingent Secured Obligations, such cash collateral shall be effected by the payment to the Administrative Agent of any amount that will be deposited into a cash collateral account to be held by the Administrative Agent as collateral security for the payment of such Contingent Secured Obligations as and when they become due and payable.

Section 4.10         Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Administrative Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Administrative Agent is hereby appointed the attorney-in-fact of the Grantor for the purpose of carrying out the provisions of this Article IV and taking any action and executing any instruments that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Administrative Agent shall be entitled under this Article IV to make collections in respect of the Collateral, the Administrative Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of the Grantor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

Section 4.11         Perfection and Recordation. The Grantor authorizes the Administrative Agent to file Uniform Commercial Code financing statements describing the Collateral as “all assets” or “all personal property and fixtures” or words of similar effect of the Grantor (provided that no such description shall be deemed to modify the description of Collateral set forth in Article III).

Section 4.12         Termination and Release.

(a)          When all Commitments shall have expired or terminated and all Secured Obligations (other than unasserted contingent indemnification liabilities) have been paid in full, this Agreement shall terminate and the Collateral shall be automatically released from the Liens granted hereunder and the other Loan Documents without further action by any Person. The Administrative Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Grantor and to be released and canceled all licenses and rights referred to in Section 4.4(b). The Administrative Agent shall also, at the expense of the Grantor, execute and deliver to the Grantor upon such termination such Uniform Commercial Code termination statements, and such other documentation as shall be reasonably requested by the Grantor to effect the termination and release of the liens on the Collateral as required by this Section 4.12.

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(b)          Upon any sale, lease, transfer or other disposition of any item of Collateral of the Grantor and upon the release of the Grantor from its obligations under its Guaranty, in each case permitted by, and in accordance with, the terms of the Loan Documents, the Administrative Agent will, at the Grantor’s expense, execute and deliver to the Grantor upon such release or termination such Uniform Commercial Code amendment statements or termination statements, as the case may be and such other documentation as shall be reasonably requested by the Grantor to effect the release of the liens on such item of Collateral or Grantor and return all such Collateral in its possession to the Grantor.

Section 4.13         Standard of Care. The powers conferred on the Administrative Agent under this Agreement are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody and preservation of the Collateral in its possession and the accounting for monies actually received by it, the Administrative Agent shall have no other duty as to the Collateral, whether or not the Administrative Agent or any of the other Lenders has or is deemed to have knowledge of any matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to the Collateral. The Administrative Agent hereby agrees to exercise reasonable care in respect of the custody and preservation of the Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.

ARTICLE V
Miscellaneous.

Section 5.1           Notices. All notices and other communications provided for herein shall be in writing and shall be delivered pursuant to Section 9.1 of the Credit Agreement.

Section 5.2           No Waiver. No failure or delay or course of dealing on the part of the Secured Parties in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Administrative Agent and each Secured Party hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Lender Provided Hedging Agreements or any Lender Provided Financial Service Product. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 5.3           Amendments, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Grantor and the Administrative Agent.

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Section 5.4           Expenses.

(a)          The Grantor agrees to reimburse the Administrative Agent for all reasonable and documented out-of-pocket expenses incurred by it (including the reasonable fees, charges and disbursements of legal counsel) in connection with the syndication of the facilities, the preparation, negotiation, execution, delivery, recordation and filing (including all recording and filing fees, and all mortgage, intangible and other taxes) (subject, in each case, to the limitations expressly set forth in any other Loan Document) and administration of the Loan Documents, or any amendment, modification or waiver of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated), sums paid or incurred to pay by the Grantor or any other Loan Party under the Loan Documents and costs to verify the Collateral.

(b)          The Grantor further agrees to reimburse each Secured Party upon demand for all reasonable and documented out-of-pocket expenses incurred by such Secured Party in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, and all reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of any Secured Obligations; (ii) the negotiation of any restructuring or “work out”, whether or not consummated, of any Secured Obligations; (iii) the enforcement or protection of its rights in connection with any Loan Document; and (iv) any claim, litigation, investigation or proceeding relating to any Loan Document.

(c)          To the extent that the Grantor for any reason fails to indefeasibly pay any amount required under clause (a) to be paid by it to the Administrative Agent (or sub-agent thereof) or any Related Party, each Lender severally agrees to pay to the Administrative Agent (or any sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or payment, as the case may be, was incurred by or asserted against the Administrative Agent (or any sub-agent) or against any Related Party acting for the Administrative Agent (or any sub-agent) in connection with such capacity. The obligations of the Lenders under this clause are several and not joint.

(d)          All amounts due under this Section shall be payable promptly after demand therefor.

Section 5.5           Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Secured Parties. The Grantor’s rights and obligations hereunder and any interest therein may not be assigned or delegated by the Grantor without the prior written consent of the Administrative Agent (and any purported assignment or delegation without such consent shall be null and void).

Section 5.6           Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed

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counterpart of a signature page of this Agreement by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 5.7           Governing Law; Jurisdiction; Service of Process and Venue.

(a)          Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principals except Title 14 of Article 5 of the New York General Obligations law.

(b)          Consent to Jurisdiction. The Grantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any other Secured Party or any Related Party of the foregoing in any way relating to this Agreement or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or the transactions relating hereto may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against the Grantor or its properties in the courts of any jurisdiction. The Grantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 5.8           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B)

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ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 5.9           Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 5.10         Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 5.11         Entire Agreement. This Agreement and the other Loan Documents represent the entire agreement among the parties relating to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 5.12         No Fiduciary Relationship. The Secured Parties and the Administrative Agent may have economic interests that conflict with those of the Grantor, its stockholders and/or its Affiliates. The Grantor agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Secured Party or the Administrative Agent, on the one hand, and the Grantor, its stockholders or its Affiliates, on the other. The Grantor acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions and (B) in connection therewith and with the process leading thereto (i) no Secured Party nor the Administrative Agent has assumed an advisory or fiduciary responsibility in favor of the Grantor, its stockholder or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Secured Party or the Administrative Agent has advised, is currently advising or will advise the Grantor, its stockholders or its Affiliates on other matters) or any other obligation to the Grantor except the obligations expressly set forth in the Loan Documents and (ii) each Secured Party and the Administrative Agent is acting solely as principal and not as the agent or fiduciary for the Grantor, its management, stockholders, creditors or any other Person. The Grantor acknowledges and agrees that the Grantor has consulted its own legal and financial advisors to the extent it deemed appropriate and it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Grantor agrees that it will not claim that the Administrative Agent or any Secured Party has rendered advisory services of any nature or respect, or owes any fiduciary or similar duty to the Grantor, in connection with such transaction or the process leading thereto.

Section 5.13         Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each other Secured Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever

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currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such other Secured Party or any such Affiliate, to or for the credit or the account of the Grantor against any and all of the obligations of the Grantor or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such other Secured Party or their respective Affiliates, irrespective of whether or not such Lender, such other Secured Party or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Grantor or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such other Secured Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GLOBANT, LLC

By	/s/ Alejandro Scannapieco
	Name:	Alejandro Scannapieco
	Title:	Chief Financial Officer

Signature Page to Security Agreement

HSBC BANK USA, N.A.,
as Administrative Agent

By	/s/ Vanessa Printz
	Name:	Vanessa Printz
	Title:	Senior Vice President 19402 Commercial Banking HSBCBank USA, N.A.

Signature Page to Security Agreement

ANNEX I

to Security Agreement

NAMES, LOCATIONS AND FILING DETAILS

[See Sections 2.3, 2.4 and 4.7]

Names

Grantor’s correct legal name:	Previous names:	Additional names:	Type of organization:	Jurisdiction of organization
Globant, LLC	N/A	N/A	Limited Liability Company	Delaware

Principal Place of Business

Grantor:	Principal Place of Business:
Globant, LLC	875 Howard Street, Suite 320, San Francisco, CA 94103

Changes in Circumstances

None.

Filing Office

Grantor:	Filing Office:
Globant, LLC	Delaware Secretary of State

Annex I to Security Agreement

ANNEX II

to Security Agreement

NEW DEBTOR EVENTS

[See Section 2.4]

None.

Annex II to Security Agreement

ANNEX III

to Security Agreement

PLEDGED SHARES AND PROMISSORY NOTES

[See definition of “Issuers” and “Initial Pledged Shares” in Section 1.3 and Sections 2.5, 2.6,
3(j), 3(k) and 4.1(b)]

Part A

Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests

Grantor:	Issuer:	Class of Equity Interest:	Par Value:	Certificate No(s).	No. of Shares/ Units	Percentage of Outstanding Shares/Units
Globant, LLC	L4 Mobile LLC	Membership Interest	N/A	N/A	100%	100%
Globant, LLC	Ratio Cypress LLC	Membership Interest	N/A	N/A	100%	100%
Globant, LLC	Point Source LLC	Membership Interest	N/A	N/A	100%	100%

Part B

Pledged Notes

None.

Annex III to Security Agreement

ANNEX IV

to Security Agreement

LIST OF DEPOSIT ACCOUNTS, AND SECURITIES ACCOUNTS AND COMMODITY ACCOUNTS

[See Section 2.7]

Securities Accounts

Grantor	Type of Account	Name of Approved Securities Intermediary	Account Number
Globant, LLC	Asset	J.P. Morgan

Commodity Accounts

None.

Deposit Accounts

Grantor	Type of Account	Name of Approved Depositary Bank	Account Number
Globant, LLC	Checking	Citibank
Globant, LLC	Checking	Citibank
Globant, LLC	Checking	HSBC
Globant, LLC	Savings	HSBC
Globant, LLC	Checking	Bridge Bank

Annex IV to Security Agreement

LIST OF COMMERCIAL TORT CLAIMS

[See Sections 2.8 and 3(o)]

None.

Annex V to Security Agreement